EXHIBIT 10.4
LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is made as of the 14th day of December, 2010, by and between ESSC INVESTMENTS, LLC, a Michigan limited liability company (“Landlord”), and ENERGY STEEL & SUPPLY CO., a Michigan corporation, and GRAHAM CORPORATION, a Delaware corporation, jointly and severally (collectively, the “Tenant”), for use of the land and approximately 60,000 sq. ft. building located at the premises commonly known as 3123 John Conley Drive, Lapeer, Michigan 48446 (such building being herein referred to as the “Building”; and the Building, together with the land upon which it is situated [the “Land”], being herein referred to as the “Premises”). The following Section 1 (the “Schedule”) sets forth certain basic terms of this Lease:
1.(A) SCHEDULE OF BASIC LEASE PROVISIONS (“SCHEDULE”)

1.1	Premises Address:	3123 John Conley Drive Lapeer, Michigan 48446

1.2.	Commencement Date:	December 14, 2010

1.3.	Expiration Date:	November 30, 2015

1.4.	Term:	Approximately five (5) year initial Term, with one (1) — five (5) year option to renew (as set forth in Section 1.B.(i) and (ii) herein)

1.5	Rent:	Three Hundred Thousand Dollars ($300,000.00) per year payable in equal monthly installments of Twenty Five Thousand Dollars ($25,000.00) each

1.6.	Security Deposit:	None

1.7.	Broker:	None

1.8	Permitted Use:	Manufacturing, office, and warehouse uses and any lawful, ancillary uses related thereto

1.9.	Exhibits:	Exhibit A: Legal Description of the Land;
Exhibit B: Purchase and Sale Agreement;
Exhibit C: Memorandum of Lease;
Exhibit D: Termination of Memorandum; and
Exhibit E: Non-Disturbance Agreement.

2.0.	Additional Rent	Tenant shall pay all: (a) Taxes (as defined in Section 2(B)(iii); (b) Insurance (as defined in Section 10); and (c) Maintenance costs (as defined in Section 5[B]), together with all of costs, expenses and fees reasonably necessary to maintain the Premises (unless such obligations relating to maintenance and repair are expressly the obligation of Landlord under the terms hereof), and conduct its business at the Premises (unless otherwise set forth herein). Landlord shall promptly supply Tenant with copies of all invoices for Taxes, Insurance, and other relevant invoices required to be paid by Tenant hereunder.
     1. DEMISE AND TERM.
          A. Term. Landlord leases to Tenant and Tenant leases from Landlord the Premises described in Item 1.1 of the Schedule, including the Land as more particularly described in the attached Exhibit A and all improvements located thereon including the Building, subject to the covenants, terms and conditions set forth in this Lease, for a five (5) year initial term (the “Term”) commencing on the date (the “Commencement Date”) described in Item 1.2 of the Schedule and expiring on the date (the “Expiration Date”) described in Item 1.3 of the Schedule, unless terminated earlier as otherwise provided in this Lease. Tenant shall have access to the Premises twenty four hours per day, 365/366 days per year, in accordance with the terms and conditions of this Lease, and provided no uncured Default exists.
          B. Option to Renew.
          (i) The Tenant shall have the option to renew the Term of this Lease for one (1) consecutive period of five (5) years, commencing on the Expiration Date of the Term. For purposes of this Lease, the renewal period shall be referred to as the “Option Period”. The same terms and conditions of this Lease shall apply during the Option Period, except that the Base Rent shall be increased as follows:

YEAR	MONTHLY	ANNUAL
#6	$27,500.00	$330,000.00
#7	$28,050.00	$336,600.00
#8	$28,611.00	$343,332.00
#9	$29,183.00	$350,196.00
#10	$29,767.00	$357,204.00
          (ii) In order to exercise the Option Period, the Tenant shall be required to: (i) provide at least ninety (90) days’ written notice to Landlord prior to the expiration of the Term (the “Option Notice”), and (ii) be in good standing under the Lease and not be in default under any of the terms and conditions herein beyond any applicable notice and cure period, both at the time of the providing of notice of the option to renew, and at the time of the commencement of the Option Period. Tenant’s failure to provide the Option Notice as required herein shall be deemed to mean that Tenant has elected not to exercise the Option Period, and the Lease shall terminate on the Expiration Date, or earlier as otherwise provided in this Lease.
     2. RENT.
          A. Definitions. For purposes of this Lease, the following terms shall have the following meanings:
(i) Intentionally Deleted.
(ii) “Rent” shall mean Base Rent and Additional Rent (all as defined below) and any other sums or charges due by Tenant hereunder.
(iii) “Taxes” shall mean all taxes, sewer fees, assessments (general and special) and fees of any kind or nature, levied upon the Premises, the personal property of Landlord and/or Tenant located therein or the rents collected therefrom, or charges of any type by any governmental entity based upon the ownership, leasing, renting or operation of the Building, including all costs and expenses of protesting any such taxes, assessments or fees, whether now or hereinafter imposed. Taxes shall not include any net income, single business tax, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity, in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. Only to the extent permitted under the terms and conditions of the Landlord’s existing financing documents with its Lender, JP Morgan Chase (“Chase”), and the related tax-exempt bond financing documents and agreements (collectively, the “Bond Documents”), and by Chase, Landlord shall reasonably cooperate with Tenant, at Tenant’s sole expense, in its efforts to secure all available tax incentives for the benefit of Tenant. Taxes shall be appropriately pro-rated for any partial years occurring during the Lease Term.
(iv) “Utilities” shall mean all utility services provided at or on the Premises, including but not limited to water, sewer, gas, telephone, other communication devices, electricity, heat, light and other services delivered to the Premises, by any third party.
          B. Components of Rent. Tenant agrees to pay the following amounts to Landlord at such place as Landlord designates:
          (i) Base Rent (“Base Rent”) shall be paid in monthly installments in the amount set forth in Item 1.5 of the Schedule on or before the first (1st) day of each calendar month, in advance, and without notice or demand, and without set off or deduction (unless expressly allowed herein), with the first month’s Base Rent being due on the Commencement Date. Payment of Rent is an independent covenant of Tenant. December 2010 Base Rent shall be prorated based on the Commencement Date and the days remaining in December, and shall be paid by Tenant upon execution of this Lease.

          (ii) As additional rent (“Additional Rent”), Tenant shall pay all Taxes directly to the appropriate taxing authority on or before the applicable due date, and shall pay Insurance in accordance with the provisions of Section 10 below. With respect to Taxes, in the event that bills or invoices for Taxes are not sent directly to Tenant, Landlord shall provide Tenant with copies of all actual bills for Taxes promptly following receipt of same so that Tenant shall have adequate time to cause the direct payment of same prior to any due date. Only to the extent permitted under the Bond Documents, or by Chase, Tenant shall have the right to challenge any Taxes (whether such challenge is as to the assessment or tax levy) provided that any such challenge shall not subject Landlord to any loss or forfeiture of the Premises or any penalties or fine. At no expense to Landlord, Landlord agrees to cooperate with Tenant in any such challenge. Within ten (10) days after request for same from Landlord, Tenant shall provide Landlord with evidence of its payment of any component of Additional Rent. If Tenant fails to make timely payment of such Taxes (which failure is not due to the failure of Landlord to provide Tenant with copies of such bills for Taxes in a timely manner), Tenant shall also pay the amount of any interest, penalties, or late charges due to the appropriate governmental authority. Nothing in this Section 2.B. (ii) shall limit any of Landlord’s other rights or remedies set forth in this Lease or under law.
          (iii) Tenant agrees to pay its pro-rata portion of the Summer 2010 and Winter 2010 Taxes upon execution of this Lease, in amounts as agreed to by Tenant and Landlord, based upon actual Tax bills or invoices.
          C. Payment of Rent. The following provisions shall govern the payment of Rent: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar year, respectively, the Rent for the year in which this Lease so begins or ends shall be prorated; (ii) all Rent shall be paid to Landlord without notice, demand, offset or deduction (unless otherwise expressly allowed herein), and the covenant to pay Rent shall be independent of every other covenant in this Lease; and (iii) Tenant shall pay Landlord a late charge for any Rent payment which is paid more than five (5) days after receipt by Tenant from Landlord of notice of its failure to pay such Rent payment when due, which late charge shall be equal to Five Hundred and 00/100 Dollars ($500.00) for the first late payment, and such late charge shall be doubled in each following month that a late payment occurs (month 2 late charge is $1,000.00, month 3 late charge is $2,000.00, and months 4 — 12 late charge is $4,000.00; provided however, the late charge shall re-set to $500.00 after each 12-month period and shall not exceed $4,000.00 in any one (1) month. Notwithstanding the aforementioned, Landlord shall only have the obligation to provide Tenant with five (5) days notice of each such failure, the late charge shall be imposed after Tenant’s failure to pay Rent within five (5) days after it is due without any further notification of such failure. Landlord’s obligation to give notice under this Section 2.C. is solely for purposes of assessing late charges. In addition to the late charge, if Tenant fails to pay any component of Rent within twenty (20) days after such is due (unless otherwise expressly set forth herein), Tenant shall also pay interest on such unpaid component of Rent at a per annum rate of twelve percent (12%) until said amount is paid in full; and (iv) any amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the same date as the Rent listed on the statement showing such amount is due.
          D. Right to Audit. Landlord shall maintain books and records (using its best efforts to provide all original invoices) relating to all items of Additional Rent charged to Tenant during the Term, and shall maintain copies thereof throughout the Term and for one (1) year after the expiration or earlier termination of this Lease. Tenant, at its sole cost and expense, shall have the right, no more frequently than once per calendar year, and upon thirty (30) days prior written notice to Landlord, to examine, or to have an independent certified public accountant (or reputable lease audit firm) retained by Tenant examine, Landlord’s books and records relating to Additional Rent charged to Tenant for all or any portion of the Term during normal business hours only and at a time reasonably agreed upon by Landlord and Tenant.
          E. Net Lease. It is the purpose and intent of Landlord and Tenant that, unless otherwise set forth herein expressly to the contrary, this Lease shall be absolutely net to Landlord and that Tenant shall pay all Rent due hereunder, without notice, demand, abatement, deduction or set off (unless otherwise expressly provided herein), and hold Landlord harmless from and against, all costs, taxes, insurance premiums and expenses and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during the Term of this Lease.
     3. USE. Tenant agrees that it shall occupy and use the Premises only for the permitted use set forth in Item 1.8 of the Schedule and for no other purposes without Landlord’s prior written consent. Further, no activity shall be conducted on the Premises that does not comply with any applicable law.
     4. CONDITION OF PREMISES. Tenant accepts the Premises in its “AS IS” “WHERE IS” condition, and Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession; and (2) Tenant acknowledges that there is no agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant unless otherwise expressly set forth herein. Tenant hereby waives all claims against Landlord regarding the condition of the Premises. LANDLORD HEREBY WAIVES AND DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     5. REPAIRS AND MAINTENANCE.
          A. Landlord’s Obligations. Landlord, as its sole maintenance and repair obligation hereunder, shall keep and maintain in good repair the structural, but not cosmetic, condition of the exterior walls, interior load-bearing walls, the foundation and the roof of the Building, exclusive of doors, door frames, door checks, windows and window frames all of which are the responsibility of Tenant. In addition, Landlord shall make all “major repairs” and all replacements the following mechanical systems, if required (except to the extent that the preventative maintenance and minor repairs of some of such mechanical systems are expressly the obligations of Tenant as set forth in Section 5(B) below) in the Premises: (i) heating, ventilating and air conditioning; (ii) electrical and lighting; (iii) plumbing and sewerage; and (iv) fire/life safety systems. As used in this Lease, the term “major repairs” shall mean any single repair which costs more than Ten Thousand Dollars ($10,000.00). However, Landlord shall not be called upon to make any such repairs or replacements occasioned by the acts, errors or omissions of Tenant, its agents, employees, invitees, customers, licensees or contractors, except to the extent that Landlord is fully reimbursed therefore under any policy of insurance. Landlord shall not be called upon to make any other improvements or repairs, of any kind, upon the Premises except as may be otherwise expressly required under the provisions of this Lease. Tenant shall promptly notify Landlord in writing of all repairs which it deems to be Landlord’s responsibility. Landlord shall not be required to make the same repair more than once during each 12-month term of this Lease (even if the repair is a major repair).
          B. Tenant’s Obligations. Except as provided in Section 5.A. above, Tenant shall, at its sole cost and expense, keep and maintain in good order, condition, repair (and replace, if necessary) the interior and exterior of Building and Premises (subject to Section 5(A) above), including, without limitation, non-load-bearing interior walls, windows, glass, doors, and all sidewalks, landscaping, driveways, parking lots and fences in or about the Premises. Except to the extent such is the express obligation of Landlord, Tenant agrees to perform all ordinary and necessary maintenance in and to the Premises as is reasonably necessary to keep and maintain the Premises in the same order, condition and repair as existed on the Commencement Date, ordinary wear and tear excepted (casualty and/or condemnation events that effect the condition of the Premises are dealt with in Sections 12 and 13 herein). In addition, Tenant shall procure and maintain, at its sole cost and expense, a preventative maintenance contract on the heating, ventilating and air conditioning and boiler systems serving the Premises such that routine repair and maintenance of such systems shall be performed at Tenant’s expense. Notwithstanding the foregoing sentence, however, Tenant shall have no obligation to pay for or cause to be made any major repairs or any replacements of such heating, ventilating and air conditioning systems serving the Premises. which shall be the sole responsibility and cost of Landlord (unless the required replacement is due to Tenant’s failure to maintain or repair, in which case the Tenant must pay for any major repairs or replacements of such systems). Tenant shall, however, be responsible to maintain and make minor repairs to such mechanical systems. Tenant agrees to indemnify and hold Landlord harmless from any expenses incurred in connection with the breach of this Section 5.B. by Tenant, its agents, employees, licensees or contractors. In addition, Tenant, at its sole cost and expense, shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with applicable law and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officials of governmental agencies having jurisdiction. Tenant shall furnish the Premises, at its sole cost and expense, with all security services, window washing, janitor, garbage disposal services, and other services reasonably necessary to Tenant’s use of the Premises in accordance with this Lease. Tenant shall, at its sole expense, promptly repair any damage to the Premises caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant, or due to Tenants breach of any portion of this Lease. Tenant may use any existing warranty that benefits Landlord, to pay for all or a portion of a repair or maintenance obligation of Tenant hereunder, provided, Tenant shall pay any required deductibles.
          C. Compliance with Laws. As of the Commencement Date, Landlord represents to Tenant that to the best of its knowledge, the Building (including the Premises) is in material compliance with all applicable laws, ordinances, codes, rules, regulations, orders, and other lawful requirements associated with construction, operation, use and maintenance of the Building, including the Premises, for the uses permitted hereunder. From and after the

Commencement Date, Tenant shall, at its sole cost, comply with all requirements of all laws, rules, orders, requirements, regulations or ordinances either currently existing, or hereinafter enacted and otherwise, including, without limitation, the Americans with Disabilities Act of 1990 affecting the Premises and shall permit no waste, damage or injury thereto.
     6. UTILITIES. Tenant shall contract directly for all Utilities with the utility provider or supplier of same, except water, and pay for all Utilities (including water) for the entire Premises. Tenant shall pay the water bill for the Premises upon presentment of a copy of such bill by Landlord (or if mailed directly from municipality) to Tenant on or before its due date. Landlord shall promptly provide Tenant with a copy of any such water bill following receipt of same by Landlord. Tenant shall be responsible for the payment of all Utilities as soon as an invoice is presented so that no past due accounts arise, and provide Landlord with evidence of payment upon request. Landlord shall not be liable for damages for interruptions of Utilities, because of any casualties, or labor disputes, because of necessary repairs or improvements or for any other causes beyond the reasonable control of Landlord.
     7. CERTAIN RIGHTS RESERVED TO LANDLORD. Provided that such activities shall not unreasonably interfere with Tenant’s use and occupancy of or access to the Premises, Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim or liability against Landlord: (a) to make repairs, alterations, additions or improvements, only as required herein (“Repair Activities”), and for such purposes to enter upon the Premises at reasonable times upon twenty-four hour prior written notice; (b) to show or inspect the Premises (and determine if Tenant is performing its obligations hereunder) at reasonable times upon twenty-four (24) hour prior telephonic or written notice (or at any time, without notice of any kind, if necessary, due to an emergency situation) to Tenant; (c) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Building; (d) to reasonably approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about or out of the Building or Premises only at such times and in such manner as Landlord shall reasonably direct, at Tenant’s sole risk and responsibility; and (e) in the last ninety (90) days of the Term (if Tenant does not exercise its Option Period), and if Tenant exercises the Option Term, in the last ninety (90) days of the Option Term, to market and show the Premises to prospective tenants for future occupancy.
     8. SIGNS. Unless such signs are erected in full compliance with all applicable laws, and unless Tenant has received Landlord’s prior consent, which will not be unreasonably withheld, delayed or conditioned. Tenant shall not erect or install any signs on the exterior of the Premises. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall promptly remove all such signs and repair any damage caused by the installation of same. Notwithstanding anything contained herein to the contrary, Landlord hereby approves all signage existing as of the Commencement Date.
     9. TENANT ALTERATIONS.
          A. Requirements.

               (i) Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (collectively an “alteration”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant complies with this Section 9(A). In the event Tenant proposes to make any alteration, Tenant shall, prior to commencing such alteration, submit to Landlord for prior written reasonable approval: (i) detailed plans and specifications (if appropriate for the alteration contemplated by Tenant); (ii) the names, addresses and copies of contracts for all contractors; (iii) all necessary permits evidencing compliance with all applicable governmental rules, regulations and requirements; (iv) certificates of insurance in form and amounts reasonably required by Landlord, naming Landlord, its managing and leasing agent and any other parties reasonably designated by Landlord as additional insureds; and (v) all other documents and information as Landlord may reasonably request in connection with such alteration. Tenant agrees to pay Landlord’s reasonable charges for review of all such items of the alteration. Neither approval of the plans and specifications nor any supervision of the alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such alteration with applicable law. Tenant shall pay the entire cost of the alteration. Each alteration shall be performed in a good and workmanlike manner, in accordance with the plans and specifications reasonably approved by Landlord, and shall meet or exceed the standards for construction and quality of materials reasonably established by Landlord for the Building. In addition, each alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements. Each alteration shall be performed by Tenant, and in harmony with any of Landlord’s employees and contractors employed at the Premises. Each alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures) shall become Landlord’s property and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove such alteration at Tenant’s sole cost and expense in accordance with the provisions of Paragraph 15 of this Lease, which required removal will be specified by Landlord when Landlord consents to Tenant’s requested alterations, except, however, Landlord may require removal of any electronic, phone, data or other telecommunications conduit and cabling and related equipment installed by or on behalf of Tenant from and after the Commencement Date, by notice to Tenant given at any time prior to the expiration or earlier termination of this Lease. Any alteration required by applicable law, statute or ordinance, or by any governmental agency having jurisdiction over the Premises, that is required due to Tenant’s specific use and occupancy of the Premises shall be made promptly, at Tenant’s sole cost in accordance with this Section 9.
               (ii) Notwithstanding the foregoing, Tenant may make alterations, the cost of which does not exceed Twenty-five Thousand and 00/100 ($25,000.00) Dollars at any one time, without the prior written consent of Landlord, provided that such alterations are “cosmetic”. For purposes of this Lease, a “cosmetic” alteration shall be one that does not effect the structure or mechanics of the Building and for example, would include installing new carpet or other flooring or painting. Further, the Tenant shall not make any alteration that is not cosmetic without Landlord’s prior written consent as set forth in Section 9.A(i).

          B. Liens. Upon completion of any alteration, Tenant shall promptly furnish Landlord with sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such alteration. Tenant shall not permit any mechanic’s lien to be filed against the Premises, or any part thereof, arising out of any alteration performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within ten (10) days after Tenant’s receipt of notice of the filing of same, have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety reasonably satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same, and Tenant shall reimburse Landlord upon demand 100% of the amount so paid by Landlord, including Landlord’s reasonable expenses and reasonable attorneys’ fees.
     10. INSURANCE. In consideration of the leasing of the Premises at the rent stated herein, Tenant agrees to pay for and/or maintain insurance as follows:
          A. Landlord shall maintain, throughout the term of this Lease: (i) Special Perils all-risk commercial property insurance covering the Building, including the Premises, in an amount equal to 100 percent of the reasonably estimated replacement cost thereof, including, without limitation, malicious mischief and sprinkler leakage, demolition and debris removal; (ii) business interruption insurance including Landlord’s rental loss or abatement, from damage or destruction from environmental hazards, fire or other casualty, and (iii) boiler and machinery insurance (collectively, the “Landlord’s Insurance”). Within thirty (30) days (or such earlier date required by the insurance company) after receipt of an invoice for same from Landlord, Tenant shall pay all insurance premiums paid or payable by Landlord for Landlord’s Insurance. If Tenant is able to procure any or all of such Landlord’s Insurance at a cost that is less than the cost of same procured by Landlord, Landlord shall agree to procure such coverage from the companies suggested by Tenant provided that such company is acceptable to Landlord’s lender. If the coverage period of any of such insurance obtained by Landlord commences before or extends beyond the Term, the premium therefore shall be prorated to the Term. Should Tenant’s occupancy or use of the Premises at any time change and thereby cause an increase in such insurance premiums on the Premises and/or Building, Tenant shall pay to Landlord the entire amount of such reasonably documented increase.
          B. Tenant shall, at its sole cost and expense, keep in force and effect during the Term hereof, insurance which is available at commercially reasonable rates and otherwise carried by tenants in the area, under policies issued by insurers of recognized responsibility licensed to do business in the State of Michigan on all personal property owned by Tenant located in the Premises. Tenant also agrees to maintain commercial general liability insurance on an occurrence basis covering Tenant as the insured party, and naming Landlord as an additional insured, against claims for bodily injury and death and property damage occurring in or about the Premises, with combined single limits of not less than Three Million Dollars ($3,000,000.00) per occurrence.
          C. All such policies shall be written in a form and with an insurance company reasonably satisfactory to Landlord. Such policy shall name “Landlord” and its wholly owned subsidiaries and agents and any mortgagees of Landlord as loss payees (or other designation required by such mortgagees) (with respect to Landlord’s Insurance) and additional named insureds (with respect to all insurance required of Tenant by this Section 10). On or prior to the Commencement Date, Tenant shall deliver to Landlord copies of certificates evidencing the existence of the amounts and forms of coverage reasonably satisfactory to Landlord and shall supply copies of the policy and all endorsements upon the request of Landlord. Tenant shall, within thirty (30) days’ prior to the expiration of such policies, furnish Landlord with renewals or “Binders” thereof, or, following ten (10) days prior written notice of such default to Tenant, Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent. All policies maintained by Tenant will provide that they may not be terminated or cancelled nor may coverage be reduced except after thirty (30) days’ prior written notice to Landlord. To the extent of losses caused by Tenant or its agents or employees, all commercial general liability and all-risk property policies maintained by Tenant shall be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. Landlord and Tenant each hereby waives on behalf of themselves and their respective insurers any and all rights of recovery against the other, its officers, members, agents and employees occurring or arising out of the use and occupation of the Premises or the Building to the extent such loss or usage is covered by proceeds received from insurance required under this Lease to be carried by the other party. This waiver of subrogation provision shall be limited to loss or damage to the property of Landlord and Tenant. It is understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Landlord or Tenant and whether or not such insurance is in force. If required by policy conditions, each party shall secure from its property insurer a waiver of subrogation endorsement to its policy, and deliver a copy of such endorsement to the other party to this Lease if requested.
     11. INDEMNIFICATION.
          A. Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorney’s fees) suffered by or claimed against Landlord, directly based on, arising out of or resulting from (i) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein, (ii) any negligent act or omission by Tenant or its employees or guests, or (iii) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease.
          B. Landlord shall indemnify and hold Tenant harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorney’s fees) suffered by or claimed against Tenant, directly based on, arising out of or resulting from (i) any negligent act or omission of Landlord, its employees or agents or (ii) any breach by Landlord in the performance or observance of its covenants or obligations under this Lease.
     12. FIRE OR OTHER CASUALTY.
          A. Destruction of the Building. If the Building should be “substantially destroyed” (which, as used herein, means destruction or damage to at least twenty five percent (25%) of the Building) by fire or other casualty, either party hereto may, at its option, terminate this Lease by giving written notice thereof to the other party within thirty (30) days of such casualty. In such event, the Rent shall be apportioned to and shall cease as of the date of such casualty. In the event neither party exercises this option, then the Premises shall be reconstructed and restored, at Tenant’s expense (to extent insurance proceeds are not available), to substantially the same condition as they were prior to the casualty.
          B. Destruction of the Premises. If the Premises are damaged, in whole or in part, by fire or other casualty, but the Building is not substantially destroyed as provided in 12(A) above, then the parties hereto shall have the following options:
               (i) If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within one hundred twenty (120) days of the date of such casualty to substantially the same condition as they were in prior to such casualty, Landlord may terminate this Lease by written notice given to Tenant within thirty (30) days of the date of the casualty. If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within one hundred twenty (120) days of such casualty to substantially the same condition as they were in prior to such casualty, but nonetheless Landlord does not so elect to terminate this Lease, then Landlord shall notify Tenant, within thirty (30) days of the casualty, of the amount of time necessary, as reasonably estimated by Landlord, to reconstruct or restore the Premises. After receipt of such notice from Landlord, Tenant may elect to terminate this Lease. This election shall be made by Tenant by giving written notice to Landlord within fifteen (15) days after the date of Landlord’s notice. If neither party terminates this Lease pursuant to the foregoing, Landlord shall proceed to reconstruct and restore the Premises to substantially the same condition as they were in prior to the casualty. In such event this Lease shall continue in full force and effect to the balance of the term, upon the same terms, conditions and covenants as are contained herein; provided, however, that the Rent shall be abated in the proportion which the approximate area of the damaged portion bears to the total area in the Premises, from the date of the casualty until substantial completion of the reconstruction of the Premises.
               Notwithstanding the above, if the casualty occurs during the last twelve (12) months of the term of this Lease, either party hereto shall have the right to terminate this Lease as of the date of the casualty, which right shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom. If this right is exercised, Rent shall be apportioned to and shall cease as of the date of the casualty.
               Additionally, notwithstanding anything contained herein to the contrary, Landlord shall have no duty to repair or restore the Premises or Building if the damage is due to an uninsurable casualty, or if insurance proceeds are insufficient to pay for such repair or restoration, or if the holder of any mortgage, deed of trust or similar instrument applies proceeds of insurance to reduce its loan balance and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration.
               (ii) If, in Landlord’s reasonable judgment, the Premises are able to be restored within one hundred twenty (120) days of such casualty to substantially the same condition as they were prior to such casualty, Landlord shall so notify Tenant within thirty (30) days of the casualty, and Landlord shall then proceed, with reasonable diligence and speed, to reconstruct and restore the damaged portion of the Premises, to substantially the same condition as it was prior to the casualty. Rent shall be abated in the proportion which the approximate area of the damaged portion bears to the total area in the Premises from the date of the casualty until substantial completion of the reconstruction repairs, and this Lease shall continue in full force and effect for the balance of the Term, upon the same terms, conditions and covenants as are contained herein.
               (iii) In the event Landlord undertakes reconstruction or restoration of the Premises pursuant to subparagraph (i) or (ii) above, Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to substantially complete the same within one hundred eighty (180) days from the date of the casualty (except however, if under subparagraph (i) above Landlord notified Tenant that it would take longer than one hundred twenty (120) days to reconstruct or restore the Premises, but Tenant nonetheless elected not to terminate the Lease but require Landlord to reconstruct or restore the Premises, then the foregoing one hundred and eighty (180) day period shall be extended to the time period set forth in Landlord’s notice plus sixty (60) days), except as a result of any of the force majeure occurrences set forth in Paragraph 25.H. below, Tenant may, at its option, terminate this Lease upon giving Landlord written notice to that effect, whereupon both parties shall be released from all further obligations and liability hereunder.
     13. CONDEMNATION. If the Premises or the Building is rendered untenantable by reason of a condemnation (or by a deed given in lieu thereof), then either party may terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such condemnation, in which event this Lease shall terminate effective as of the date of such condemnation. If this Lease so terminates, Rent shall be paid through and apportioned as of the date of such condemnation. If such condemnation does not render the Premises or the Building untenantable, this Lease shall continue in effect and Landlord shall promptly restore the portion not condemned to the extent reasonably possible to the condition existing prior to the condemnation. In such event, however, Landlord shall not be required to expend an amount in excess of the proceeds received by Landlord from the condemning authority. Rent shall be appropriately abated or adjusted for the portion of the Premises rendered untenantable by or subject to the taking. Notwithstanding the foregoing, all condemnation proceeds, awards, damages, compensation, income, rent and/or interest payable in connection with such taking, shall be paid to and be the property of Landlord but nothing contained herein shall prohibit or prevent Tenant from maintaining its own claim for loss of its trade fixtures and relocation/moving expenses.
     14. ASSIGNMENT AND SUBLETTING.
          A. Landlord’s Consent. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (i) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect and shall constitute a Default hereunder. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of Rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this

Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. Further, for the purposes of this paragraph, the transfer (whether direct or indirect) of all or a majority of the Tenant’s equity/capital interests (whether stock, LLC membership interests, partnership interests, or otherwise) (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded) or the merger, consolidation or reorganization of such Tenant or any other transaction that results in a change of Tenant’s voting control (whether direct or indirect) shall be considered a Transfer.
          B. Standards for Consent. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least twenty (20) days prior to the proposed effective date of the Transfer, a written notice which includes such information as Landlord may reasonably require about the proposed Transfer and the transferee.
          C. Recapture. Except in the case of the sale of Tenant’s business conducted in the Premises in which event, Landlord shall not have any right to recapture the Premises and/or terminate this Lease; provided that no uncured Default by Tenant exists at the time of such sale, Landlord shall have the right to terminate this Lease as to that portion of the Premises covered by a Transfer. Landlord may exercise such right to terminate by giving notice to Tenant at any time within twenty (20) days after the date on which Tenant has furnished to Landlord all of the items required under Paragraph 14.B. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender such portion of, the Premises (with appropriate demising partitions erected at the expense of Tenant) on the effective date of the proposed Transfer. In the event Landlord exercises such right to terminate, Landlord shall have the right to enter into a lease with the proposed transferee without incurring any liability to Tenant on account thereof. Except in the case of the sale of Tenant’s business conducted in the Premises in which event, Landlord shall not have any right to share in the profits of same, if Landlord consents to any Transfer, Tenant shall pay to Landlord one-half (1/2) of all net Rent and other net consideration under the Lease received by Tenant in excess of the Rent paid by Tenant hereunder for the portion of the Premises so transferred. As used herein, the terms “net Rent” and/or “net consideration” shall mean the excess of the Base Rent, Additional Rent and other consideration paid by such assignee or subtenant above the Base Rent and Additional Rent paid by Tenant hereunder after deduction of all reasonable and customary expenses incurred by Tenant in connection with such assignment or sublease including, but not limited to, brokerage commissions, leasehold improvement costs and attorney’s fees. Such Rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any reasonable attorneys’ or other fees and expenses incurred by Landlord in connection with any proposed Transfer, whether or not Landlord consents to such Transfer and whether or not Landlord exercises its termination rights hereunder.
     15. SURRENDER. Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition as received on the Commencement Date, reasonable wear and damage by casualty or condemnation excepted to the extent that such casualty or condemnation damages are covered by insurance or condemnation proceeds payable to Landlord. If Landlord requires Tenant to remove any alterations pursuant to Section 8, then such removal shall be done in a good and workmanlike manner, and upon such removal Tenant shall restore the Premises to its same condition prior to the installation of such alterations. If Tenant does not remove such alterations within five (5)

business days after the expiration or earlier termination of the Term hereof, Landlord may remove the same and restore the Premises, and Tenant shall pay the cost (plus interest at rate of twelve percent (12%)) of such removal and restoration to Landlord upon demand. Tenant shall also remove its furniture, equipment, trade fixtures and all other items of personal property from the Premises prior to termination of the Term or Tenant’s right to possession of the Premises. If Tenant does not remove such items on or before the last day of the Term or the Option Period, as applicable, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant, or at Landlord’s sole option such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense, which shall be one hundred five percent (105%) of Landlord’s actual cost of removal, without notice to Tenant and without obligation to compensate Tenant.
     16. DEFAULTS AND REMEDIES.
          A. Default. The occurrence of any of the following shall constitute a default or event of default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent within five (5) days after written notice is received by Tenant from Landlord of Tenant’s failure to pay such Rent when due; (ii) Tenant fails to perform any other provision of this Lease and such failure is not cured within thirty (30) days after notice from Landlord provided that if such default cannot be cured within such thirty (30) day period but Tenant commences such cure within such thirty (30) day period and diligently pursues such cure thereafter, the thirty (30) day period shall be extended for such period of time as may be reasonably necessary to complete such cure but not to exceed an additional forty-five (45) days without Landlord’s reasonable prior written consent ; (iii) the leasehold interest of Tenant is levied upon or attached under process of law; or (iv) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty (30) days after filing; and (v) Tenant abandons or vacates the Premises and does not continue to perform all of its obligations hereunder.
          B. Right of Re-Entry. Upon the occurrence of a Default, Landlord may elect to terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord. Upon any such termination, using all due process of law, Tenant grants to Landlord the right to enter and repossess the Premises and, using all due process of law, to expel Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law.
          C. Termination of Right to Possession. If Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, Landlord may relet the Premises or any part thereof. In such case, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord shall reasonably deem appropriate. Tenant shall reimburse Landlord for the reasonable costs and expenses of reletting the Premises including, but not limited to, all brokerage, advertising, legal, reasonable alteration, reasonable redecorating, repairs and other reasonable expenses incurred to secure a new tenant for the Premises. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant but shall be available as a credit against installments of Rent thereafter becoming due from Tenant.
          D. Termination of Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to a sum which, at the time of the Event of Default, equals the aggregate Base Rent payable hereunder for the period of time from such which would have become payable by Tenant hereunder through the day previously set as the Expiration Date less the then fair market rental value of the Premises for the balance of the Term, or the Option Term, if exercised by Tenant (which is to be determined at such time, taking into consideration any reasonable reletting period and deducting therefrom all costs and expenses which Landlord would reasonably incur in connection with reletting or subletting, including without limitation, brokerage commissions, legal expenses and expenses of preparing the Premises for tenant(s) or subtenant(s) occupancy), which sum shall be discounted to its then present value in accordance with accepted financial practice using a rate equal to seven percent (7.0%) per annum.
          E. Other Remedies. Unless otherwise set forth herein, and following ten (10) days prior written notice to Tenant, Landlord may, but shall not be obligated to, perform any obligation of Tenant under this Lease, and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at the rate of twelve (12%) percent per annum, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Tenant waives any right of redemption arising as a result of Landlord’s exercise of any of its remedies under this Lease.
          F. Bankruptcy. If Tenant becomes bankrupt (voluntarily or involuntarily), the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code, and Landlord expressly reserves all of its rights, claims and remedies thereunder.
          G. Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.
          H. Venue. If either Landlord or Tenant desires to bring an action against the other in connection with this Lease, such action shall be brought in the Lapeer County Circuit Court, Michigan. Landlord and Tenant consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.
          I. Tenant’s Primary Duty. All agreements and covenants to be performed or observed by Tenant under this Lease shall be at Tenant’s sole cost and expense, except as otherwise set forth herein, and, except as expressly allowed herein without any abatement of Rent. Unless otherwise set forth herein, and following ten (10) days prior written notice to Tenant, if Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease, Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all costs incurred or paid by Landlord shall be deemed Additional Rent hereunder and Tenant shall pay the same to Landlord on written demand, together with interest on all such sums and costs from the date of expenditure by Landlord to the date of repayment by Tenant at the rate of twelve percent (12%) per annum.
          J. Landlord’s Default. If Landlord defaults in the performance of any material duty or obligation hereunder and such default continues unremedied for a period of thirty (30) days following written notice from Tenant to Landlord and to any mortgagee or ground lessor of Landlord to whom Landlord has requested in writing that notices of default be sent, then Tenant shall have the right to cause the Landlord’s default to be cured and to recover from Landlord the reasonable costs and expenses incurred by Tenant in curing Landlord’s default through a legal action against Landlord. Tenant shall not be entitled to offset any such costs against Rent due hereunder, unless and until Tenant obtains a final judgment against Landlord to the effect that Landlord has defaulted in the performance of a material duty or obligation hereunder. Tenant agrees to accept performance of any of Landlord’s obligations hereunder by any mortgagee or ground lessor of the Project. Notwithstanding the foregoing, if the nature of Landlord’s default is such that it can not reasonably be cured within thirty (30) days after notice, then the time permitted for Landlord to cure the default shall be extended as necessary to permit the cure to be accomplished, if Landlord promptly commences the cure after receiving notice from Tenant and thereafter diligently pursues the cure to completion, but not to exceed an additional forty-five (45) days, without Tenant’s reasonable prior written consent.
          K. No Consequential Damages. Neither party shall be liable to the other for consequential or other indirect damages of the other (including, without limitation, lost profits or business interruption).
     17. HOLDING OVER. If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant’s right to possession of the Premises, Tenant shall be considered a “holdover” tenant, and Tenant shall pay Base Rent computed on a daily rate basis equal to one hundred ten percent (110%) of the daily Base Rent in effect at the end of the Lease Term for the first thirty (30) days or part thereof of holdover and then at a daily rate equal to one hundred twenty five percent (125%) of the daily Base Rent in effect at the end of the Lease Term for the next thirty (30) days or part thereof of holdover and then at a daily rate equal to one hundred fifty percent (150%) of the daily Base Rent in effect at the end of the Lease Term for any subsequent holdover. For purposes of this paragraph, the annual Base Rent paid during the last year prior to such holdover shall be divided by 365 for purposes of determining the daily Base Rent and the payments made to Landlord hereunder shall not constitute a renewal or extension of the Lease, and shall be deemed a periodic tenancy, from month-to-month only. The provisions of this section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
     18. ESTOPPEL CERTIFICATE. Each party agrees that, from time to time upon not less than ten (10) days’ prior request by the other, such party shall execute and deliver to the requesting party, a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that, to the knowledge of the signing party, the other party is not in default under this Lease, or, if either party believes the other is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (vii) such additional matters as may be requested by the requesting party, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee, or other person having or acquiring an interest in the Building or by any assignee or subtenant of Tenant. If either party fails to execute and deliver any such certificate within ten (10) days after written request, such party shall be deemed to consented to the terms of such certificate as presented.
     19. SUBORDINATION. This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Building, now or hereafter existing, and all amendments, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Premises or the Building and/or the leasehold estate under any such lease, unless such ground lease or ground lessor, or mortgage or mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage. Landlord will use its commercially reasonable efforts to obtain a standard subordination non-disturbance and attornment agreement from its current and all future lenders which will, among other things, protect Tenant’s tenancy provided that Tenant is not in default hereunder; provided, however, that the Landlord and Tenant agree to execute and deliver that certain Non-Disturbance Agreement, wherein Chase is the mortgagee, the form of which is attached hereto as Exhibit “E” (the “SNDA”). If any such mortgage or trust deed is foreclosed, or if any such lease is terminated, upon request of the mortgagee, holder or lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be as set forth in the SNDA. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment (including the SNDA); provided, however, that Tenant agrees upon request by any such mortgagee, holder, lessor or purchaser at foreclosure, to execute and deliver such subordination and/or attornment instruments as may be reasonably required by such person to confirm such subordination and/or attornment, or any other documents required to evidence superiority of the ground lease or mortgage, should ground lessor or mortgage elect such superiority. Nothing contained herein shall allow the financial terms to be changed or increased or Tenant’s rights hereunder to be changed or diminished hereunder.
     20. QUIET ENJOYMENT. As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term and the Option Period, if applicable, free from interference by Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.
     21. NOTICES. All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to Landlord or Tenant, as the case may be, at the following address:

If to Landlord:	ESSC INVESTMENTS, LLC
2647 Invitational Drive
Oakland, MI 48363
Attention: Lisa D. Rice

With a copy to:	HOWARD & HOWARD ATTORNEYS, PLLC
450 West Fourth Street
Royal Oak, MI 48067
Attention: Joseph J. DeVito, Esq.

If to Tenant:	ENERGY STEEL & SUPPLY CO.
c/o GRAHAM CORPORATION
20 Florence Avenue
Batavia, N.Y. 14020
Attention: James R. Lines, President and
Chief Executive Officer

With a copy to:	HARTER, SECREST & EMERY, LLP
1600 Bausch & Lomb Place
Rochester, N.Y. 14604-2701
Attention: Daniel Kinel, Esq.
or at such other address as either party may hereafter designate. Notices shall be delivered by hand or by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight air courier service. Notices shall be considered to have been given upon the earlier to occur of actual receipt or two (2) business days after posting in the United States mail or one (1) business day after depositing with a nationally recognized overnight air courier service.

     22. ENVIRONMENTAL COVENANTS. Tenant and Landlord, as applicable covenants and agree as follows:
          A. Other than as disclosed to Tenant, or as set forth in that certain Phase I Environmental Site Assessment Final Report (August Mack Project Number JK1125.316) dated December 5, 2010 (the “Phase I”), to the best of Landlord’s reasonable knowledge (which knowledge is qualified and limited to the information set forth in the Phase I), no Hazardous Materials are stored or exist in the Premises including the Building and there are no Environmental Enforcement Actions known to Landlord in connection with the Premises including the Building.
          B. The Premises will be used and operated by Tenant and its permitted agents, invitees and guests (“Third Parties”) in compliance with all applicable federal, state and local laws and regulations related to air quality, waste disposal or management, Hazardous Substances, and the protection of health and the environment.
          C. No Hazardous Substances will be generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Premises (whether or not in reportable quantities), or in any manner introduced onto the Premises, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises by Tenant and Third Parties, excepting only Hazardous Substances used by Tenant in ordinary course of its business provided that all such Hazardous Substances will be generated, stored, transported, utilized, disposed of, managed, released, located or introduced onto the Premises in full accordance with all applicable Environmental Laws, and the terms and conditions of this Lease.
          D. There shall be no installation on the Premises of any (i) “underground storage tank,” as that term is defined in the Hazardous Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act and/or equivalent state act; or (ii) above ground storage tank by Tenant and Third Parties.
          E. Tenant shall promptly notify Landlord of its knowledge of any threat of release of any Hazardous Substances on, under or from the Premises.
          F. Tenant shall promptly notify Landlord of any notice (written or oral) from the United States Environmental Protection Agency or any other Governmental Authority (as defined below) claiming that (i) the Premises or any use thereof violates any of the Environmental Laws, or (ii) Tenant or Third Parties have violated any of the Environmental Laws. Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Substances in, on, or about the Premises, without prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), except in the case of an emergency.
          G. Tenant shall promptly notify Landlord of any liability incurred by Tenant or Third Parties to the State of Michigan, the United States of America or any other Governmental Authority under any of the Environmental Laws.

          H. Tenant shall promptly notify Landlord if there are any Environmental Enforcement Actions brought against Tenant or Third Parties, or to its information, knowledge and belief, threatened.
          I. Tenant shall indemnify and defend the Landlord Parties against and hold the Landlord Parties harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature, including, without limitation, Environmental Enforcement Actions (including reasonable attorneys’ fees and disbursements incurred in the investigation, defense or settlement of claims) that the Landlord Parties may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any Hazardous Substances introduced or permitted on or about or beneath the Premises by any act, error or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees in violation of any Environmental Laws, or the terms of this Lease. Tenant shall take all actions necessary to restore the Premises to substantially the same condition as existing as of the Commencement Date. Tenant’s obligations under this Section 22 shall survive the termination or expiration of this Lease.
     The following definitions apply to this Lease:
     (i) The term “Environmental Enforcement Actions” shall mean all actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Tenant, Third Parties or the Premises, arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, remediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (i) located on or under the Premises, (ii) emanating from the Premises, or (iii) generated, stored, transported, utilized, disposed of, managed or released by Tenant or Third Parties (whether or not on, under or from the Premises).
     (ii) The term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (i) environmental conditions on, under or emanating from the Premises including, but not limited to, (a) laws of the State of Michigan; and the associated rules and regulations promulgated in connection with any of these laws, and (b) laws of the federal government commonly known as the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (ii) the generation, storage, transportation, utilization, disposal, management or release (whether or not on, under or from the Premises) of Hazardous Substances by Tenant and Third Parties.

     (iii) The term “Governmental Authority” shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence.
     (iv) The term “Hazardous Substances” shall mean, collectively, (i) any “hazardous material,” “hazardous substance,” “hazardous waste,” “oil,” “regulated substance,” “toxic substance,” “restricted hazardous waste,” “special waste” or words of similar import as defined under any of the Environmental Laws; (ii) asbestos in any form; (iii) urea formaldehyde foam insulation; (iv) polychlorinated biphenyls; (v) radon gas; (vi) flammable explosives; (vii) radioactive materials; (viii) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the Premises, the environment, or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (ix) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws.
     (v) The term “Remediation Costs” shall mean, collectively, expenses, costs, losses, damages and liabilities incurred, including legal fees, environmental assessments and all costs of remediation, administrative penalties, fines and fees, arising from any violation of Environmental Laws.
     23. LANDLORD ENVIRONMENTAL COVENANT. Landlord shall indemnify and hold Tenant harmless from all Remediation Costs arising from any violation of Environmental Laws by Landlord Parties occurring prior to the Commencement Date of this Lease.
     24. OPTION AND RIGHT OF FIRST REFUSAL TO PURCHASE PREMISES.
          A. Option Grant. In further consideration of the promises and covenants contained herein, and the further consideration of One Hundred Dollars ($100.00) paid by Tenant, the receipt and sufficiency of which is hereby acknowledged, Landlord, as seller, does hereby grant to Tenant, as buyer, a non-exclusive option (the “Option to Purchase”) to purchase the Premises. For the purposes of the Option to Purchase, the Premises are referred to herein as the “Option Property”. The terms set forth herein, except as otherwise specifically set forth to the contrary, shall apply to the Option to Purchase. The term of the Option to Purchase shall run concurrently with the Term and in any event shall be exercised, if at all, on or before December 31, 2012 (the “Option Termination Date”).
          B. Manner of Exercise of Option. The Option to Purchase granted herein may be exercised at any time prior to the Option Termination Date, by Tenant giving at least sixty (60) days notice to Landlord prior to the date Tenant intends to close, at the address provided herein (the “Notification”) of its intent to purchase the Option Property. If the Notification is given, the transaction shall proceed to Closing as to the Option Property on the terms and conditions hereinafter expressed. The Notification shall set forth Tenant’s unqualified commitment to purchase the Option Property, subject to no contingencies or conditions precedent of any kind (other than Landlord’s duty to convey title in the manner set forth in the Purchase and Sale Agreement hereinafter defined).
          C. Terms of Purchase. The purchase price for the Premises shall be Two Million Five Hundred Thousand and 00/00 ($2,500,000.00) Dollars (the “Purchase Price”). The Purchase Price of the Premises shall be payable (plus or minus all customary prorations, credits or other adjustments) by wire transfer or other immediately available funds on the Closing Date.
          D. Purchase Agreement. Closing of sale of the Option Property (the “Closing”) shall take place in accordance with the terms of and subject to the provisions of that certain Purchase and Sale Agreement attached hereto as Exhibit B and made a part hereof (the “Purchase and Sale Agreement”). Upon receipt of the Notification pursuant to the terms of this Section 24, Landlord, as Owner, and Tenant, as Purchaser shall be deemed to have executed such Purchase and Sale Agreement in the form attached hereto as Exhibit B and the sale of the Premises shall proceed to Closing pursuant to the terms of such Purchase and Sale Agreement (an original of which shall be signed by Landlord and Tenant prior to or at Closing). If the Notification is given less than sixty (60) days prior to the end of the Term of this Lease then the period between the end of the Term and the Closing Date shall be referred to as the “Interim Period”. This Paragraph 24 is referred to herein as the “Option Provision” and all other sections of this Agreement are referred to herein as the “Non-Option Provisions.” During the Interim Period, the Lease shall continue in effect and subject to all the provisions of the Non-Option Provisions of this Agreement.
          E. Right of First Refusal. Throughout the Term of this Lease, Tenant shall have a continuing right of first refusal with respect to the sale by Landlord of the Premises to be exercised subject to and in accordance with the terms and conditions of this paragraph. If, at any time during the Term of this Lease, Landlord receives a bona fide offer to purchase the Premises from any third party, Landlord shall furnish to Tenant a copy of such offer together with a notice (an “Offering Notice”) to Tenant, which notice shall state that Landlord intends to sell the Premises upon the terms set forth in the purchase offer. Within ten (10) days after Landlord’s delivery of an Offering Notice to Tenant, Tenant shall either: (i) give Landlord written notice (“Acceptance Notice”) that Tenant elects to purchase the Premises on the terms and conditions set forth in the purchase offer, or (ii) give Landlord written notice that Tenant elects not to purchase the Premises (“Refusal Notice”). If Tenant timely gives the Acceptance Notice as aforesaid, then Landlord and Tenant shall enter into a written purchase and sale agreement for the Premises upon the same terms and conditions set forth in the Purchase Agreement attached hereto as Exhibit B with such revisions as are memorialized in the purchase offer, within fifteen (15) days following Landlord’s delivery to Tenant of such written purchase offer. In the event that (i) Tenant gives a Refusal Notice, or (ii) Tenant fails to give Landlord notice of Tenant’s election within the ten (10) day period following receipt of the Offering Notice, then Landlord shall conclusively be deemed to have satisfied its obligations with respect to Tenant’s right of first refusal for the Premises and such right of first refusal shall thereafter be null, void and of no further force and effect and Landlord shall be free to sell the Premises to such other purchaser.

At any time thereafter, Tenant agrees to execute a written statement evidencing the waiver or deemed waiver of Tenant’s right of first refusal for the benefit of Landlord following any of the circumstances described herein, however the lack of any such written waiver shall not be determinative as to the waiver or deemed waiver of any such rights of Tenant hereunder.
     25. MISCELLANEOUS.
          A. Successors and Assigns. Subject to Paragraph 14 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective permitted legal representatives, successors and assigns, and all references herein to Landlord and Tenant shall be deemed to include all such parties.
          B. Entire Agreement. This Lease and the Exhibits, attached hereto which are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant, and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
          C. Time of Essence. Time is of the essence of this Lease and each and all of its provisions.
          D. Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions set forth herein, which offer may not be revoked for fifteen (15) days after such delivery.
          E. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.
          F. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Michigan.
          G. Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.
          H. Force Majeure. Neither party shall be in default hereunder and each party shall be excused from performing any of its obligations hereunder if it is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond such party’s reasonable control. Nothing contained herein shall excuse the prompt payment of any sums of money due hereunder by either party.
          I. Captions. The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.

          J. No Waiver. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.
          K. Accord and Satisfaction. No payment by Tenant of a lesser amount than the monthly Rent, or any other charge or fee stipulated, shall be deemed to be other than on account of the earliest stipulated Rent, or other charge or fee, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as creating an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent, or other charge or fee or pursue any other remedy provided in this Lease.
          L. Recording. Tenant and Landlord shall not record this Lease.
          M. Memorandum of Lease, Option to Purchase and Right of First Refusal; and Termination. Landlord and Tenant agree to cause the execution and recordation of that certain Memorandum of Lease, attached hereto as Exhibit C and made a part hereof (the “Memorandum”). Upon termination of this Lease, or the Option to Purchase or the Right of First Refusal, as the case may be, Landlord may cause the execution and recordation of that certain Termination of Memorandum attached hereto as Exhibit D with respect to that specific interest which is being terminated (the “Termination”). The recordation of the Memorandum shall be at the expense of Tenant and Landlord shall cooperate as reasonably necessary to assist in same. The recordation of the Termination shall be at the expense of Landlord and Tenant shall cooperate as reasonably necessary to assist in same.
          N. Attorney’s Fees. If there is any legal action or proceeding between Landlord and Tenant to enforce this Lease or to protect or establish any right or remedy under this Lease, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees and disbursements shall be included in and as a part of such judgment.
          O. No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their legal counsel have had an opportunity to review, comment and negotiate this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.
          P. Limitation on Recourse. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertaking or agreements continued in this Lease are made or intended as personal covenants, undertaking or agreements by Landlord. Tenant specifically agrees to look solely to Landlord’s right, title and interest in the Premises and sale proceeds therefrom for the recovery of any judgments or any other damages hereunder from Landlord. It is agreed by Tenant that Landlord (and its members, managers, shareholders, venturers, partners, officers, directors, and employees) shall not be personally liable for any such judgments or any other damages hereunder. If, however, by virtue of the foregoing limitation, Tenant is prohibited from fully recovering any judgment obtained against Landlord, Tenant shall thereafter have the right to offset the amount of such unrecovered judgment against installments of Rent thereafter becoming due, if any.
          Q. No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default shall not work as a merger, and shall, at Landlord’s option, (a) terminate all or any subleases and subtenancies, if any, or (b) operate as an assignment to Landlord of all or any subleases or subtenancies, if any. Landlord’s option under this Section 25(Q) shall be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.
          R. Brokers. Each party represents and warrants to the other that it has not engaged any broker, finder, or other person entitled to any commission or fees with respect to the negotiation, execution or delivery of this Lease, and each party shall indemnify and hold the other harmless from and against any loss, cost, liability or expense, including, but not limited to, reasonable attorneys’ fees, incurred by such party as a result of any claim asserted by any such broker, finder, or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of the representing party.
          S. Tax Credits. Landlord is entitled to claim all tax credits and depreciation attributable to the Premises; provided, however, only to the extent permitted or allowed by Chase, or under the Bond Documents, that Tenant shall be entitled to any tax credits and depreciation for all items for which Tenant has paid with funds not provided or reimbursed by Landlord.
          T. Landlord’s Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including without limitation, reasonable attorneys’ engineers’ or architects’ fees, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs, provided such costs are reasonably incurred and or the subject of a good faith and reasonable estimate provided by Landlord in connection therewith. Tenant shall be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.
          U. Confidentiality. Tenant and Landlord each acknowledge that the terms and conditions of this Lease are to remain confidential for their mutual benefit, and shall not be disclosed by Landlord or Tenant to anyone, by any manner or means, directly or indirectly, without the other’s prior written consent; provided, however, Tenant may disclose such terms or conditions to its potential lenders, investors, brokers, attorneys, accountants and advisors, provided such parties agree to abide by the terms of this Section 25 (U), and Landlord may disclose to its property manager, potential purchasers and lenders, prospective investors, brokers, attorneys, accountants and advisors and both parties may execute and allow the recordation of the Memorandum of Lease and Option to Purchase provided herein. The consent by Landlord or Tenant to any disclosures shall not be deemed to be a waiver on the part of the other of any prohibition against any future disclosure.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease in manner sufficient to bind them as of the day and year first above written. Each person executing this Lease represents and warrants that he or she is duly authorized to execute this Lease on behalf of the entity for which he or she is signing.

WITNESSES:	LANDLORD:

ESSC INVESTMENTS, LLC a Michigan
limited liability company

	By:	/s/ Lisa D. Rice
Lisa D. Rice
	Its:	Authorized Representative

TENANTS:

ENERGY STEEL & SUPPLY CO., a Michigan corporation

	By:	/s/ James R. Lines
James R. Lines
	Its:	Chairman

And :

GRAHAM CORPORATION, a Delaware
corporation

	By:	/s/ James R. Lines
James R. Lines
	Its:	President and Chief Executive Officer

EXHIBIT 10.4
EXHIBIT A
LEGAL DESCRIPTION
Exhibit “A”
Part of the Northeast 1/4 of Section 12, Town 7 North, Range 9 East, City of Lapeer, Lapeer County, Michigan, being more particularly described as beginning at a point on the Southerly right-of-way line of John Conley Drive extended which is South 01 degrees 45 minutes 08 seconds East (recorded as South 01 degrees 45 minutes 11 seconds East) 267.01 feet along the East line of said Section 12 to said Southerly right-of-way line and along said Southerly right-of-way line by the following four courses: 1.) South 88 degrees 21 minutes 31 seconds West 200.02 feet, 2.) along a curve to the left 233.87 feet (radius of 531.60 feet, delta angle 25 degrees 12 minutes 24 seconds chord bearing and distance of South 75 degrees 45 minutes 19 seconds West 231.99 feet) 3.) South 63 degrees 09 minutes 07 seconds West 256.21 feet 4.) along a curve to the right 23.54 feet ( radius of 2363.30 feet, delta angle 00 degrees 34 minutes 14 seconds, chord bearing and distance of South 63 degrees 26 minutes 14 seconds West 23.54 feet) from the Northeast corner of said Section 12; thence continuing along said Southerly right-of-way by the following two courses: 1.) along a curve to the right 490.73 feet (radius of 2363.30 feet, delta angle 11 degrees 53 minutes 50 seconds, chord bearing and distance of South 69 degrees 40 minutes 16 seconds West 489.85 feet) 2.) along a curve to the left 43.11 feet (radius of 232.00 feet, delta angle 10 degrees 38 minutes 48 seconds, chord bearing and distance of South 70 degrees 17 minutes 47 seconds West 43.05 feet); thence South 25 degrees 00 minutes 04 seconds East 710.10 feet to a point on the right-of-way line of John Conley drive South Cul-De-Sac; thence along said Cul-De-Sac right of-way, 30.00 feet along the arc of a non-tangent curve to the right (radius of 80.00 feet, delta angle 21 degrees 29 minutes 22 seconds, chord bearing and distance of North 89 degrees 18 minutes 53 seconds East 29.83 feet); thence North 56 degrees 22 minutes 50 seconds East 509.66 feet; thence North 25 degrees 00 minutes 04 seconds West 602.13 feet to the point of beginning.
Tax Parcel No.: 20-83-367-040-00
Commonly Known As: 3123 John Conley Drive, Lapeer, Michigan 48446